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                                                                    EXHIBIT 99.1

Release:         November 28, 1994

Contact: Media Relations -- John P. Barnett, (713) 627-4072 Investor Relations -- Gregg E. McBride, (713) 627-4600 or (800) 347-3636


                         PANHANDLE EASTERN CORPORATION
                     AND ASSOCIATED NATURAL GAS CORPORATION
                           SETTLE SHAREHOLDER LAWSUIT

         HOUSTON, November 28 - Panhandle Eastern Corporation (NYSE:PEL) and Associated Natural Gas Corporation (NYSE:NGA) today announced a proposed settlement of litigation brought by certain Associated stockholders with respect to the previously announced proposed merger of a Panhandle Eastern subsidiary with Associated.

         Under the settlement proposal, which is subject to court approval, Panhandle Eastern and Associated have amended the merger agreement. As an additional condition for completion of the merger, Associated will be required to receive an updated written opinion of its financial advisor that as of Dec. 15, the scheduled date of both companies' stockholders' meetings, the merger consideration is fair to Associated stockholders from a financial point of view. The companies also amended a stock option agreement granted by Associated to Panhandle Eastern to reduce the spread between the market value of Associated common stock and the exercise price of the option from a maximum of $3.50 per share to a maximum of $2.00 per share upon exercise of the option.

         Associated Natural Gas Corporation is one of the largest independent gatherers, purchasers, transporters and marketers of natural gas, natural gas liquids and crude oil.

         Panhandle Eastern Corporation, America's natural gas transportation company, operates one of the nation's largest interstate natural gas pipeline systems, providing natural gas transportation and related services to the Midwest and Northeast markets.
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